Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2016, with respect to the consolidated financial statements of Innocoll AG included in this Annual Report on Form 20-F for the year ended December 31, 2015. We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (file no. 333-207184), as amended, of Innocoll AG of our report dated March 15, 2016, with respect to the consolidated financial statements of Innocoll AG included in this Annual Report on Form 20-F for the year ended December 31, 2015.

/s/ Grant Thornton

Dublin, Ireland

March 17, 2016